LAWSON PRODUCTS ANNOUNCES RON KNUTSON AS
CHIEF FINANCIAL OFFICER

DES PLAINES, ILLINOIS – NOVEMBER 13, 2009 – Lawson Products, Inc. (NASDAQ:LAWS) today announced that Ron Knutson will join the company as Senior Vice President and Chief Financial Officer.

Knutson most recently served as Senior Vice President and CFO of Texas-based Frozen Food Express Industries. He will join Lawson on November 16, 2009, and assume the CFO responsibilities from F. Terrence Blanchard, who has served as CFO on an interim basis since 2008. Blanchard will remain with the company to facilitate a smooth transition.

“We are very excited to have found a seasoned executive of Ron’s caliber to join our leadership team. Ron brings a wealth of experience that will be critical components of our impending strategic initiatives and future growth plans,” noted Thomas Neri, President and Chief Executive Officer of Lawson Products, Inc. “Ron’s background complements the capabilities of our management team and I am confident he will further improve our operating and financial efficiency.”

Ron Knutson stated, “Lawson Products has been a highly respected industrial organization for decades and I am honored to be joining the Lawson team. I look forward to helping the company achieve its long-term strategic objectives.”

Prior to joining Frozen Food Express Industries, Knutson was Vice President of Finance at Ace Hardware Corporation responsible for all CFO related duties. Knutson was also Chief Financial Office/Treasurer of privately held Mascal Electric, Inc. between 1994 and 1995. He began his career with KPMG where he became a Senior Manager during his nine years with the company.

Knutson earned a BS in Accounting from Illinois State University and is a Certified Public Accountant.

About Lawson Products, Inc.

Lawson Products, headquartered in Des Plaines, IL, is a leader in selling and distributing services, systems, and products to the industrial, commercial, and institutional maintenance, repair and operations (MRO) market. The company also manufacturers, sells, and distributes production and specialized component parts, and provides services and systems to original equipment manufacturers (OEMs).

Contact:
Lawson Products, Inc.
Neil E. Jenkins, 847-827-9666 ext. 2208